CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 6 of our report dated May 13, 1999 and to all references to our firm included in or made a part of this Post-Effective Amendment.





McCurdy & Associates CPA's, Inc.
August 10, 1999